UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 12, 2005

PHOTON DYNAMICS, INC.

(Exact name of registrant as specified in charter)

California (State or other jurisdiction of incorporation)	000-27234 (Commission File Number)	94-3007502 (I.R.S. Employer Identification No.)

5970 Optical Court
San Jose, California 95138-1400
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 226-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     (a) On May 12, 2005, Photon Dynamics, Inc. received a letter from The Nasdaq Stock Market, Listing Qualifications Department, advising Photon Dynamics that, as a result of Photon Dynamics’ failure to file its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005 (the “Quarterly Report”) with the Securities and Exchange Commission by the due date of May 10, 2005, Photon Dynamics was out of compliance with Marketplace Rule 4310(c)(14) and that as a result of such filing delinquency, a fifth character “E” would be appended to its trading symbol commencing at the opening of trading on May 16, 2005. Nasdaq further advised Photon Dynamics that its securities will be delisted from The Nasdaq Stock Market at the opening of business on May 23, 2005, unless Photon Dynamics requests a hearing in accordance with the Marketplace Rules. Photon Dynamics intends to request a hearing and become current in its filing obligations as soon as possible.

     (b) As previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2005, on May 3, 2005, Photon Dynamics informed The Nasdaq Stock Market that it had become aware of material non-compliance with Rule 4310(c)(14) of the National Association of Securities Dealers, Inc., as it had determined that its previously issued financial statements for the year ended September 30, 2004 and the quarter ended December 31, 2004 can no longer be relied upon. Photon Dynamics intends to restate these financial statements and file an amended Annual Report on Form 10-K for the fiscal year ended September 30, 2004, and Quarterly Report on Form 10-Q for the three months ended December 31, 2004, and become current in its filing obligations as soon as possible. In addition, Photon Dynamics notified The Nasdaq Stock Market that as a result of the above, it would not be able to file timely its Quarterly Report, which would also cause it to be in violation of Rule 4310(c)(14).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Photon Dynamics, Inc.
Dated: May 12, 2005	By:	/s/ Jeffrey Hawthorne
Jeffrey Hawthorne
Chief Executive Officer and President